Lawson Products Announces Third Quarter 2020 Results

Recovery Continues

CHICAGO, October 29, 2020 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a leading distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2020.

Third Quarter Summary Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except earnings per share data)	2020	2019	Change	2020	2019	Change
Net Sales	$90.3	$94.8	(4.7)%	$253.5	$282.2	(10.2)%
Average Daily Net Sales	$1.411	$1.481	(4.7)%	$1.320	$1.478	(10.7)%
Number of Business Days	64	64		192	191

Reported Operating Income	$2.0	$6.4	(69.0)%	$21.2	$13.6	55.8%
Adjusted Operating Income (1)	$7.7	$8.9	(12.9)%	$20.5	$22.8	(9.9)%

Adjusted EBITDA (1)	$9.3	$10.3	(9.4)%	$25.2	$27.2	(7.4)%
Adjusted EBITDA Margin (1)	10.4%	10.9%	(50) bps	9.9%	9.6%	+30 bps

Reported Diluted Earnings Per Share	$0.19	$0.51	$(0.32)	$1.60	$1.09	$0.51
Adjusted Diluted Earnings Per Share (2)	$0.62	$0.68	$(0.06)	$1.55	$1.77	$(0.22)

(1) Excludes the impact of stock-based compensation, severance and acquisition costs. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation, severance and acquisition costs. (See reconciliation in Table 2)

“Our third quarter results confirm we are on the right path recovering from the impact of the pandemic-led economic downturn. Net sales for the third quarter grew 25.1% over the prior quarter and our adjusted EBITDA margin improved to 10.4% from 8.7% in the second quarter. Account collections and cash flows remain strong and our balance sheet has strengthened despite the economic uncertainty that still exists,” said Michael DeCata, president and chief executive officer.

“During the quarter, we completed the acquisition of Partsmaster, another leading MRO distributor, with sales of $63 million over the last twelve months. Partsmaster is an excellent strategic fit with many similarities to Lawson. Less than 60 days since closing we are already acting on opportunities created by this combination. We are confident that we will produce value exceeding the sum-of-the-parts.

DeCata continued, “The pandemic continues to impact the industrial economy with uncertainties that still exist. Although we expect some challenges, Lawson is on the path to rebuild organic growth with better customer-facing business processes and more efficient operations that will benefit our customers, employees and shareholders.

“Recognizing that most of our customers have been impacted by the medical and economic consequences of the COVID-19 pandemic, our strategy has continued to be to protect our entire team and distribution capabilities. This has enabled us to quickly stabilize our customer supply chains and provide outstanding customer service while sequentially improving our profitability and cash flows. Pairing this with the acquisition of Partsmaster continues to position Lawson for long-term growth and value accretion.”

“I would like to acknowledge the tremendous efforts of our entire team, delivering essential goods and services during difficult circumstances. Thank you, also, to our growing list of customers - everyone at Lawson Products is here to serve you to make your jobs easier and to traverse these challenging times together.”

Highlights

•Acquired Partsmaster, a leading MRO distributor based in Texas, for $35.3 million, $2.3 million in cash at closing, and $33.0 million to be paid in May, 2021 and the assumption of certain liabilities. Partsmaster recorded $5.4 million in sales for the month of September. The integration is on plan.

•Achieved third quarter sales of $90.3 million, representing a 25.1% increase over the second quarter 2020 and a decline of 4.7% from the same period last year, reflecting the residual economic impact of the pandemic.

•Reported operating income was $2.0 million in the third quarter of 2020 compared to $6.4 million in the third quarter of 2019. Adjusted operating income, excluding stock-based compensation, severance expense and acquisition costs increased to $7.7 million, a 61.2% improvement over the second quarter of 2020.
•Reported net income of $1.7 million for the quarter, or $0.19 per diluted share compared to $0.51 in the third quarter of 2019. On an adjusted basis excluding stock-based compensation, severance expense and acquisition costs, diluted earnings per share was $0.62. (See reconciliation in Table 2)

•Cash on hand at the end of the quarter was $17.2 million, compared to $5.5 million at the end of 2019. Availability under our $100.0 million committed credit facility at the end of the quarter, net of the letter of credit securing the remaining acquisition payment due in May 2021, was $66.0 million.

Third Quarter Results

Net sales in the third quarter of 2020 were $90.3 million an increase of 25.1% compared to $72.1 million in the second quarter 2020. The sequential sales growth was primarily driven by our responsiveness to our customers' needs as demand began to improve with COVID-19 restrictions partially withdrawn in parts of the United States and Canada and Partsmaster sales of $5.4 million. Organic average daily sales improved sequentially for each month of the quarter.

Compared to the same quarter in 2019, third quarter 2020 net sales decreased $4.5 million, reflecting the continued economic impact of the COVID-19 pandemic, particularly its effect on customers in the oil and gas industry, partially offset by sales from Partsmaster. Average daily sales declined to $1.411 million compared to $1.481 million in the prior year quarter. Both quarters had 64 selling days.

Gross profit was $47.2 million in the third quarter of 2020 compared to $50.6 million in the year ago period. This primarily reflected lower sales due to the economic impact of COVID-19, partially offset by $3.6 million of gross profit contributed from Partsmaster. Consolidated gross profit as a percentage of sales was 52.3% for the third quarter compared to 53.4% in the third quarter of 2019. The core Lawson MRO segment gross margin, excluding Partsmaster and service-related costs, was 58.8% in the third quarter of 2020, compared to 60.9% in the year ago quarter. This reflected reduced operating leverage on a lower sales base, higher net freight costs and a product mix shift toward lower margin personal protective equipment related safety and cleaning products.

Selling expenses decreased to $19.2 million in the third quarter of 2020 compared to $21.3 million in the prior year. As a percentage of sales, selling expenses decreased to 21.2% from 22.4% in the third quarter of 2019. The decrease in selling expense primarily reflects reduced compensation on lower sales and lower travel related expenses, partially offset by the inclusion of $1.7 million of selling expense from Partsmaster in the third quarter of 2020.

General and administrative expenses increased to $26.1 million in the third quarter of 2020 compared to $22.9 million in the prior year quarter. The increase was due to a $2.4 million increase in stock-based compensation expense resulting from a 27% increase in the stock price, inclusion of Partsmaster expenses of $1.5 million, increased severance of $0.5 million and acquisition costs of $0.5 million. Excluding these items, general and administrative expenses declined $1.7 million driven primarily by lower compensation costs and continued cost containment actions.

Reported operating income in the third quarter of 2020 was $2.0 million inclusive of $5.7 million of the above mentioned stock-based compensation, severance and acquisition costs compared to operating income of $6.4 million in the prior year quarter. Adjusted non-GAAP operating income excluding the $5.7 million was $7.7 million in the third quarter of 2020 compared to $8.9 million in the prior year quarter. For the quarter, adjusted EBITDA was 10.4% of sales or $9.3 million compared to $10.3 million for the prior year quarter. (See reconciliation in Table 1)

Reported net income was $1.7 million, or $0.19 per diluted share compared to net income of $4.8 million, or $0.51 per diluted share, for the same period a year ago. Adjusted net income excluding stock-based compensation, severance and acquisition costs was $5.8 million or $0.62 per diluted share compared to $0.68 a year ago. (See reconciliation in Table 2)

At September 30, 2020, the Company had $17.2 million of unrestricted cash and cash equivalents with an additional $66.0 million of borrowing capacity under its $100.0 million committed credit facility which is net of the letter of credit securing our remaining acquisition liability. We intend to pay the remaining acquisition liability as scheduled in May 2021 with cash on hand and future positive cash flows, and as necessary, from our credit facility. Management has prioritized maintaining its strong cash and financial position and remains prepared to act upon opportunities for accretive acquisitions.

"The acquisition of Partsmaster is a major step forward for Lawson and our objective of combining organic growth and accretive acquisitions to create shareholder value through increased sales which positively leverage our cost structure. We will utilize our strong financial position to seek additional attractive acquisitions as we move forward," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss third quarter 2020 results at 9:00 a.m. Eastern Time on October 29, 2020. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through November 30, 2020. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 36773#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through November 30, 2020.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2019, Form 10-K filed on February 27, 2020. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	90,277	94,779	253,458	282,219
Cost of goods sold	43,052	44,205	118,999	131,679
Gross profit	47,225	50,574	134,459	150,540

Operating expenses:
Selling expenses	19,155	21,255	55,445	64,864
General and administrative expenses	26,069	22,873	57,806	72,063
Operating expenses	45,224	44,128	113,251	136,927

Operating income	2,001	6,446	21,208	13,613

Interest expense	(142)	(138)	(329)	(481)
Other income (expense), net	615	(13)	15	798

Income before income taxes	2,474	6,295	20,894	13,930
Income tax expense	736	1,521	6,004	3,703

Net income	$1,738	$4,774	$14,890	$10,227

Basic income per share of common stock	$0.19	$0.53	$1.65	$1.14

Diluted income per share of common stock	$0.19	$0.51	$1.60	$1.09

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$17,193	$5,495
Restricted cash	802	802
Accounts receivable, less allowance for doubtful accounts of $680 and $593, respectively	47,902	38,843
Inventories, net	62,218	55,905
Miscellaneous receivables and prepaid expenses	5,943	5,377
Total current assets	134,058	106,422

Property, plant and equipment, net	16,596	16,546
Deferred income taxes	20,289	21,711
Goodwill	36,428	20,923
Cash value of life insurance	15,400	14,969
Intangible assets, net	18,727	12,335
Right of use assets	9,513	11,246
Other assets	258	277
Total assets	$251,269	$204,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	22,466	13,789
Accrued acquisition liability	32,476	—
Lease obligation	4,509	3,830
Accrued expenses and other liabilities	30,808	39,311
Total current liabilities	90,259	56,930

Revolving line of credit	—	2,271
Security bonus plan	11,540	11,840
Lease obligation	6,693	9,504
Deferred compensation	9,847	6,370
Deferred tax liability	6,154	6,188
Other liabilities	5,522	3,325
Total liabilities	130,015	96,428

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,231,598 and 9,190,171 shares, respectively Outstanding - 9,025,617 and 9,043,771 shares, respectively	9,232	9,190
Capital in excess of par value	19,508	18,077
Retained earnings	101,386	86,496
Treasury stock – 205,981 and 146,400 shares, respectively	(7,953)	(5,761)
Accumulated other comprehensive income (loss)	(919)	(1)
Total stockholders’ equity	121,254	108,001
Total liabilities and stockholders’ equity	$251,269	$204,429

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2020 and 2019. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Adjusted Non-GAAP Operating Income and Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Operating income as reported per GAAP (1)	$2,001	$6,446	$21,208	$13,613

Stock-based compensation (2)	4,746	2,374	(2,767)	7,621

Severance expense	488	30	1,520	1,542

Acquisition costs	473	—	555	—

Adjusted non-GAAP operating Income	7,708	8,850	20,516	22,776

Depreciation and amortization (3)	1,640	1,468	4,660	4,401

Non-GAAP adjusted EBITDA	$9,348	$10,318	$25,176	$27,177

(1)    Partsmaster acquisition contributed $0.4 million of operating income in third quarter 2020
(2)    A portion of stock-based compensation expense varies with the Company's stock price
(3)    Partsmaster acquisition contributed $0.1 million of depreciation expense in third quarter 2020

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,
	2020		2019
	Amount	Diluted EPS (4)	Amount	Diluted EPS (4)
Net income, as reported per GAAP (1)	$1,738	$0.19	$4,774	$0.51
Pretax adjustments:
Stock-based compensation (2)	4,746	0.51	2,374	0.25

Severance expense	488	0.05	30	0.01

Acquisition costs	473	0.05	—	—

Pretax adjustments	5,707	0.61	2,404	0.26

Tax effect (3)	(1,695)	(0.18)	(709)	(0.09)

Total adjustments, net of tax	4,012	0.43	1,695	0.17

Non-GAAP adjusted net income	$5,750	$0.62	$6,469	$0.68

(1)     Partsmaster acquisition contributed $0.3 million of GAAP net income in the third quarter 2020
(2)     A portion of stock-based compensation expense varies with the Company's stock price
(3)    Tax effected at quarterly effective tax rate of 29.7% for 2020 and 29.5% for 2019
(4)    Pretax adjustments to diluted EPS calculated on 9.330 million and 9.385 million diluted shares for third quarter 2020 and the third quarter 2019, respectively

	Nine Months Ending September 30,
	2020		2019
	Amount	Diluted EPS (4)	Amount	Diluted EPS (4)
Net Income, as reported per GAAP (1)	$14,890	$1.60	$10,227	$1.09

Pretax adjustments:

Stock-based (benefit) compensation (2)	(2,767)	(0.30)	7,621	0.81

Severance expense	1,520	0.17	1,542	0.17

Acquisition costs	555	0.06	—	—

Pretax adjustments	(692)	(0.07)	9,163	0.98

Tax effect (3)	199	0.02	(2,657)	(0.30)

Total adjustments, net of tax	(493)	(0.05)	6,506	0.68

Non-GAAP adjusted net income	$14,397	$1.55	$16,733	$1.77

(1)     Partsmaster acquisition contributed $0.3 million of GAAP net income in the third quarter 2020
(2)     A portion of stock-based compensation expense varies with the Company's stock price
(3)    Tax effected at quarterly effective tax rate of 28.7% for 2020 and 29.0% for 2019
(4)    Pretax adjustments to diluted EPS calculated on 9.329 million and 9.370 million diluted shares for 2020 and 2019, respectively

Table 3 - Historic Lawson Segment (Including Partsmaster) Sales and Sales Rep Productivity
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Sep. 30 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019

Number of business days	64	64	64	61	64

Average daily net sales	$1,240	$979	$1,265	$1,279	$1,295
Year over year (decrease) increase	(4.2)%	(25.6)%	(2.5)%	1.7%	3.7%
Sequential quarter increase (decrease)	26.7%	(22.6)%	(1.1)%	(1.2)%	(1.6)%

Average active sales rep. count (1)	993	957	998	1,002	989
Period-end active sales rep count	1,120	938	993	1,006	993

Sales per rep. per day (2)	$1.249	$1.023	$1.268	$1.276	$1.309
Year over year (decrease) increase	(4.6)%	(23.8)%	(3.1)%	0.3%	1.3%
Sequential quarter increase (decrease)	22.1%	(19.3)%	(0.6)%	(2.5)%	(2.5)%

(1)    Average active sales rep count represents the average of the month-ends sales representative count and approximately 200 Partsmaster sales reps for one month of the three month period ended September 30, 2020
(2)    The quarter ended September 30, 2020 includes Partsmaster revenue of $5.4 million and approximately 200 sales reps for one month

Table 4 - Consolidated Quarterly Results
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Sep. 30 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019

Average daily net sales	$1,411	$1,127	$1,422	$1,452	$1,481
Year over year (decrease) increase	(4.7)%	(25.0)%	(1.9)%	2.7%	5.4%
Sequential quarter increase (decrease)	25.2%	(20.7)%	(2.1)%	(2.0)%	(1.4)%

Net Sales	$90,277	$72,146	$91,035	$88,566	$94,779
Gross profit	47,225	38,313	48,921	46,814	50,574

Gross profit percentage	52.3%	53.1%	53.7%	52.9%	53.4%

Selling, general & administrative expenses	$45,224	$37,744	$30,283	$51,361	$44,128

Operating income (loss)	$2,001	$569	$18,638	$(4,547)	$6,446

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665